EXHIBIT 99.1

For Immediate Release	December 3, 2007
Contact: Greg Gordon
219-836-5870

American Savings Announces the Retirement of Clement B. Knapp, Jr. as President & CEO along with the Appointment of Michael Mellon as New President and CEO

Munster, IN. American Savings, FSB (the “Bank”), a local bank serving the community for over 95 years, announces the retirement of Clement B. Knapp, Jr. as President and Chief Executive Officer and the appointment of Michael Mellon as President and Chief Executive Officer of Bank, effective December 8, 2007. Donald L. Harle, a member of the Board of Directors of the Company and the Bank noted, “We are very appreciative of the excellent service and commitment that Mr. Knapp has made to the Company and the Bank over his nearly 30 years of service and look forward to the continuation of that service and commitment from Mr. Mellon.”

Mr. Knapp has served as Chairman of the Board, President and Chief Executive Officer of American Savings, FSB since 1977. Mr. Knapp will continue to serve as Chairman of the Board of the Bank. Mr. Knapp said, “I am grateful for the opportunity to have headed the organization for the past 30 years. I believe that Mr. Mellon is ready, willing and able to take our organization to new levels of success.”

Mr. Mellon, age 38, has served as an executive of the Bank since 1993, most recently as Executive Vice President. Mr. Mellon also serves as a Councilman for the Town of Munster as well as a Member of the Indiana Bankers Government Relations Committee. He received his Masters Degree in Business Administration from Purdue University.

Founded in 1910, the Bank operates three branches in Munster, Hammond and Dyer, and offers a full line of consumer and business financial products. The Bank is the wholly owned subsidiary of AMB Financial Corporation (OTC BB: AMFC).